UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 13, 2008

Cirrus Logic, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-17795	77-0024818
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2901 Via Fortuna, Austin, Texas		78746
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	512-851-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

On March 13, 2008, Cirrus Logic, Inc. (the "Company") committed to a plan to close Caretta Integrated Circuits ("Caretta"), a subsidiary based in Shanghai, China and acquired by the Company on December 29, 2006. The Company determined that the Caretta operations no longer aligned with the Company’s strategic plan. These actions are expected to eliminate approximately 30 positions in China during the Company’s fourth fiscal quarter. The Company anticipates the closure to be materially completed by the end of the Company’s fourth fiscal quarter on March 29, 2008.

As a result of this action, the Company estimates that it will record a total charge of approximately $11 million to $13 million, which consists primarily of a non-cash, one-time charge of approximately $11 million for the assets and goodwill related to Caretta. The Company also estimates that it will incur future cash expenditures of approximately $1 million to $2 million for expenses related to employee severance benefits and contract termination costs.

Statements included within this Current Report on Form 8-K that are not historical in nature, including without limitation the Company’s anticipated cost and timing of the closure of Caretta constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results, performance, or events to be materially different from any future results, performance, or events expressed or implied by such forward-looking statements. Information regarding the risks, uncertainties, and other matters are set forth in the risk factors listed in our Form 10-K for the year ended March 31, 2007, and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cirrus Logic, Inc.

March 14, 2008	By:	Thurman K. Case

Name: Thurman K. Case
Title: Chief Financial Officer